Exhibit 10.1

SPONSOR FORFEITURE AND CALL OPTION AGREEMENT

This Sponsor Forfeiture and Call Option Agreement (this “Agreement”), dated as of June 28, 2020, is made and entered into by and between Landcadia Holdings II, Inc., a Delaware corporation (the “Company”) and Jefferies Financial Group, Inc. (the “Sponsor”). Unless otherwise defined herein, capitalized terms are used herein as defined in the Purchase Agreement (as defined below).

RECITALS

WHEREAS, the Sponsor owns 3,815,625 shares of the Company’s Class B common stock at par value $0.001 per share (the “Shares”);

WHEREAS, the Sponsor owns 2,941,666 warrants in the aggregate, each exercisable to purchase one share of Class A common stock of the Company of $11.50 per share (the “Warrants”);

WHEREAS, the Company has entered into a Purchase Agreement, dated of even date herewith, by and among the Company, Golden Nugget Online Gaming, Inc. (f/k/a Landry’s Finance Acquisition Co.), LHGN HoldCo, LLC (“LHGN HoldCo”), GNOG Holdings, LLC (“GNOG HoldCo”) and Landry’s Fertitta, LLC (“LF”) (as the same may be amended from time to time, the “Purchase Agreement”), pursuant to which LF agreed to contribute 100% of its membership interests in GNOG HoldCo to LHGN HoldCo in exchange for, inter alia, membership interests in LHGN HoldCo, which may be exchanged for shares of the Company’s Class A Common Stock on the terms and conditions set forth therein (the “Transactions”);

WHEREAS, in connection with the consummation of the Transactions, Sponsor has agreed to forfeit a portion of its Shares for no consideration at the time of the consummation of the Transactions (the “Closing”);

WHEREAS, as a consequence of such forfeiture, Sponsor wishes to return to the Company for cancellation two thirds (or 2,543,750) of its Shares (the “Forfeited Shares”), such that Sponsor will in the aggregate beneficially own 1,271,875 Shares on the date of consummation of the Transaction; and

WHEREAS, in connection with the consummation of the Transactions and following the Closing, Sponsor has agreed to grant the Company a right and option to repurchase certain Warrants from Sponsor on the terms and subject to the conditions set forth herein (the “Call Option”).

NOW, THEREFORE, in consideration of the premises, representations, warranties and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.                   Forfeit of Shares. Substantially simultaneously with, but immediately prior to (and contingent upon), the Closing, the Sponsor shall, for no consideration, forfeit and surrender the Forfeited Shares to the Company for cancellation. The Sponsor and the Company each shall take such actions as are necessary to cause the Forfeited Shares to be retired and canceled, after which the Forfeited Shares shall no longer be issued, outstanding, convertible, or exercisable, and the Sponsor shall provide the Company and the Sponsor with evidence that such retirement and cancellation has occurred.

2.                   Company’s Call Option Right.

(a)	Contingent upon and following the Closing, in the event Sponsor desires to exercise or sell any Warrants during the Exercise Period, as defined in that certain Warrant Agreement dated May 6, 2019, by and between the Company Continental Stock & Transfer Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”), Sponsor shall deliver to the Company written notice (the “Exercise Notice”) of any such intention, setting forth the number of Warrants proposed to be exercised or sold (the “Exercised Warrants”). For a period of five (5) Business Days following the delivery of any Exercise Notice (the “Option Period”), the Company shall have the right and option, but not the obligation, to repurchase all or any portion of such Exercised Warrants (the “Repurchased Warrants”), for a purchase price, in each case subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events, of (i) if the Class A Common Stock trades on a National Securities Exchange or automated or electronic quotation system, an amount of cash equal to the product of (A) the number of shares of Class A Common Stock that Sponsor would have received upon cashless exercise of the Repurchased Warrants if the Call Option had not been exercised and (B) the average of the volume-weighted closing price for a share of Class A Common Stock on the principal U.S. securities exchange or automated or electronic quotation system, as applicable, on which the Class A Common Stock trades, as reported by Bloomberg, L.P. or its successor, for each of the ten (10) consecutive full Trading Days ending on and including the last full Trading Day immediately prior to the date of the Exercise Notice, affecting the Class A Common Stock; and (ii) if the Class A Common Stock is not then traded on a U.S. securities exchange or automated or electronic quotation system, as applicable, an amount of cash equal to the product of (A) the number of shares of Class A Common Stock that would have been received upon cashless exercise of the Repurchased Warrants if the Call Option had not been exercised and (B) the Fair Market Value of one share of Class A Common Stock that would be obtained in an arms-length transaction between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to buy or sell, respectively, and without regard to the particular circumstances of the buyer or seller.

(b)	In the event Company exercises its Call Option, the Sponsor shall forfeit and surrender the Warrants to the Company for cancellation in exchange for payment of the purchase price as set forth in Section 2(a) above. The Sponsor and the Company each shall take such actions as are necessary to cause the Repurchased Warrants to be retired and canceled, after which the Repurchased Warrants shall no longer be issued, outstanding, or exercisable, and the parties shall provide evidence that such retirement and cancellation has occurred.

(c)	In the event the Company has not exercised the Call Option prior to the expiration of the Option Period, and with respect to any Exercised Warrants that are not Repurchased Warrants, Sponsor has the right to exercise or sell any such Exercised Warrants beginning on the sixth Business Day following the date of the Exercise Notice in accordance with the Warrant Agreement. Notwithstanding the foregoing, in the event that Sponsor fails to exercise or sell the Exercised Warrants within thirty (30) days of the Exercise Notice, Sponsor shall not exercise any Warrants without first providing a new Exercise Notice to the Company again in accordance with this Section 2.

3.                   No Conflicts. Each party hereto represents and warrants that neither the execution and delivery of this Agreement by such party, nor the consummation or performance by such party of any of the transactions contemplated hereby, will, with or without notice or lapse of time, constitute, create or result in a breach or violation of, default under, loss of benefit or right under or acceleration of performance of any obligation required under any agreement to which it is a party.

4.                   Miscellaneous. This Agreement, together with the certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements or representations by and between the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Agreement may be executed and delivered (including by facsimile transmission or electronic transmission) in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. This Agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by all parties hereto. Except as otherwise provided herein, no party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule. This Agreement shall immediately terminate, without any further action by the parties hereto, at such time, if any, that the Purchase Agreement is terminated in accordance with its terms.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

Landcadia Holdings II, Inc.

By:	/s/ Steven L. Scheinthal
Name: Steven L. Scheinthal
Title: Vice President and Secretary

JEFFERIES FINANCIAL GROUP INC.

By:	/s/ Nick Daraviras
Name: Nick Daraviras
Title: Managing Director

[Signature Page to Sponsor Forfeiture and Call Option Agreement]